Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2019 Third-Quarter Financial Results

Cambridge, Mass., October 24, 2019 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2019 third-quarter financial results.

Third-Quarter Financial Performance

Total revenues were $108.6 million for the third quarter of 2019, compared with $84.9 million for the third quarter of 2018. Research revenues increased 32%, and advisory services and events revenues increased 19%, compared with the third quarter of 2018. Pro forma revenues, which exclude the fair value adjustment to deferred revenue from the acquisition of SiriusDecisions, were $110.3 million for the third quarter of 2019, with $76.2 million from research services and $34.1 million from advisory services and events.

On a GAAP basis, net loss was $2.7 million, or $0.15 per diluted share, for the third quarter of 2019, compared with net income of $4.0 million, or $0.21 per diluted share, for the same period in 2018.

On a pro forma basis, net income was $6.5 million, or $0.34 per diluted share, for the third quarter of 2019, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $3.1 million, amortization of acquisition-related intangible assets of $5.7 million, acquisition-related deferred revenue fair value adjustment of $1.7 million, and acquisition and integration costs of $2.4 million. This compares with a pro forma net income of $6.0 million, or $0.33 per diluted share, for the same period in 2018, which reflects a pro forma tax rate of 31%. Pro forma net income for the third quarter of 2018 excludes stock-based compensation of $2.1 million, amortization of acquisition-related intangible assets of $0.4 million, and acquisition and integration costs of $1.0 million.

“Forrester was at the upper end of revenue guidance and exceeded our pro forma EPS targets for the quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “Q3 marked another solid quarter for us with growth across all geographic regions. We are on track to integrate with SiriusDecisions across the business and well-positioned for success as we head into the fourth quarter.”

Forrester is providing fourth-quarter 2019 financial guidance as follows:

Fourth-Quarter 2019 (GAAP):

•	Total revenues of approximately $120.0 million to $125.0 million.

•	Operating margin of approximately 2.0% to 4.0%.

•	Interest expense of approximately $1.9 million.

•	An effective tax rate of 14% to 58%, driven by an estimated $0.4 million (or 12% to 56%) charge to settle a foreign tax audit.

•	Diluted earnings per share of approximately $0.05 to $0.10.

Fourth-Quarter 2019 (Pro Forma):

Pro forma financial guidance for the fourth quarter of 2019 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of approximately $0.8 million, stock-based compensation expense of $3.0 million to $3.2 million, amortization of acquisition-related intangible assets of approximately $5.7 million, acquisition and integration costs of $1.2 million to $1.5 million, and any investment gains or losses.

•	Pro forma revenue of approximately $121.0 million to $126.0 million.

•	Pro forma operating margin of approximately 11.0% to 13.0%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $0.45 to $0.50.

Our full-year 2019 guidance is as follows:

Full-Year 2019 (GAAP):

•	Total revenues of approximately $458.0 million to $463.0 million.

•	Operating margin of approximately (1.0) % to 0.0%.

•	Interest expense of approximately $8.2 million.

•	An effective tax rate of 0% to 5%.

•	Diluted loss per share of approximately $0.63 to $0.68.

Full-Year 2019 (Pro Forma):

Pro forma financial guidance for full-year 2019 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of approximately $11.3 million, stock-based compensation expense of $11.6 million to $11.8 million, amortization of acquisition-related intangible assets of approximately $22.7 million, acquisition and integration costs of $9.0 million to $9.3 million, and any investment gains or losses.

•	Pro forma revenue of approximately $469.0 million to $474.0 million.

•	Pro forma operating margin of approximately 10.5% to 11.5%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $1.53 to $1.58.

About Forrester Research

Forrester is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, analytics, custom consulting, exclusive executive peer groups, learning offerings, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the fourth quarter of and full-year 2019, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to successfully integrate businesses that it acquires, the impact of Forrester’s outstanding debt obligations, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including with respect to an anticipated reduction in share repurchases subsequent to Forrester’s acquisition of SiriusDecisions. While currently suspended, dividend declarations are at the discretion of Forrester’s board of directors. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Shweta Agarwal

Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2019, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Research services	$74,548	$56,332	$219,436	$166,332
Advisory services and events	34,048	28,558	117,992	92,660

Total revenues	108,596	84,890	337,428	258,992
Operating expenses:
Cost of services and fulfillment	44,929	34,361	146,610	107,537
Selling and marketing	41,605	31,051	127,655	96,771
General and administrative	13,533	11,192	39,944	32,871
Depreciation	2,121	1,965	6,310	6,056
Amortization of intangible assets	5,654	402	16,963	770
Acquisition and integration costs	2,394	977	7,848	1,306

Total operating expenses	110,236	79,948	345,330	245,311

Income (loss) from operations	(1,640)	4,942	(7,902)	13,681
Interest expense	(1,904)	—	(6,341)	—
Other income (expense), net	127	319	(229)	472
Losses on investments	(17)	(17)	(61)	(62)

Income (loss) before income taxes	(3,434)	5,244	(14,533)	14,091
Income tax expense (benefit)	(735)	1,294	(73)	4,086

Net income (loss)	$(2,699)	$3,950	$(14,460)	$10,005

Basic income (loss) per common share	$(0.15)	$0.22	$(0.78)	$0.55

Diluted income (loss) per common share	$(0.15)	$0.21	$(0.78)	$0.55

Basic weighted average shares outstanding	18,546	18,088	18,448	18,030

Diluted weighted average shares outstanding	18,546	18,433	18,448	18,353

Pro forma data (1):
GAAP total revenues	$108,596	$84,890	$337,428	$258,992
Deferred revenue fair value adjustment	1,657	—	10,467	—

Pro forma revenues	$110,253	$84,890	$347,895	$258,992

Income (loss) from operations	$(1,640)	$4,942	$(7,902)	$13,681
Amortization of intangible assets	5,654	402	16,963	770
Deferred revenue fair value adjustment	1,657	—	10,467	—
Acquisition and integration costs	2,394	977	7,848	1,306
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,782	1,001	4,812	3,128
Selling and marketing	441	261	1,366	752
General and administrative	849	858	2,427	2,311

Pro forma income from operations	11,137	8,441	35,981	21,948
Interest expense	(1,904)	—	(6,341)	—
Other income (expense), net	127	319	(229)	472

Pro forma income before income taxes	9,360	8,760	29,411	22,420
Income tax expense (benefit) GAAP	(735)	1,294	(73)	4,086
Tax effects of pro forma items (2)	3,128	1,292	10,896	2,423
Adjustment to tax expense to reflect pro forma tax rate (3)	509	130	(1,706)	441

Pro forma net income	$6,458	$6,044	$20,294	$15,470

Pro forma diluted income (loss) per share	$0.34	$0.33	$1.08	$0.84

Pro forma diluted weighted average shares outstanding	18,727	18,433	18,732	18,353

(1)

Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, acquisition-related deferred revenue fair value adjustments, stock-based compensation, acquisition and integration costs, net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in both 2019 and 2018, which excludes items such as any release of reserves for uncertain tax positions established in prior years and the effect of any adjustments related to the filing of prior year tax returns. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute pro forma net income, we apply a pro forma effective tax rate of 31%.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	September 30,	December 31,
	2019	2018
Balance sheet data:
Cash and cash equivalents	$67,629	$140,296
Accounts receivable, net	$54,612	$67,318
Deferred revenue	$168,008	$135,332
Debt outstanding	$134,313	$—

	Nine Months Ended
	September 30,
	2019	2018
Cash flow data:
Net cash provided by operating activities	$45,863	$37,432
Purchases of property and equipment	$(8,362)	$(3,161)
Cash paid for acquisitions	$(237,684)	$(9,250)
Repayments of debt	$(40,688)	$—
Repurchases of common stock	$—	$(9,946)
Dividends paid	$—	$(10,839)

	As of
	September 30,
	2019	2018
Metrics:
Agreement value	$355,200	$257,500
Client retention	73%	71%
Dollar retention	90%	90%
Enrichment	111%	109%
Number of clients	2,867	2,357

	As of
	September 30,
	2019	2018
Headcount:
Total headcount	1,785	1,418
Products and advisory services staff	673	542
Sales force	699	519